As filed with the Securities and Exchange Commission on January 4, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARRIS INTERNATIONAL PLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	98-1241619
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

3871 Lakefield Drive Suwanee, Georgia	30024
(Address of principal executive offices)	(Zip Code)

Pace Sharesave Plan

(Full titles of the Plan)

Patrick W. Macken

ARRIS Group, Inc.

3871 Lakefield Drive

Suwanee, Georgia 30024

(678) 473-2000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

W. Brinkley Dickerson, Jr.

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 5200

(404) 885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Title of Plan	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary Shares, par value £0.01 per share	Pace Sharesave Plan	145,057	$13.16	$1,908,950.12	$192.23

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Ordinary Shares, par value £0.01 per share (“Ordinary Shares”) of ARRIS International plc (the “Company” or the “Registrant”), which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(2)	Pursuant to Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering are estimated solely for the purpose of calculating the amount of the registration fee and are based on the weighted average per share exercise price of the $13.16 outstanding but unexercised options previously granted under the Pace Sharesave Plan. No new grants of options will be made under this plan.

EXPLANATORY NOTE

Under the terms of a recommended combination of ARRIS Group, Inc., a Delaware corporation (“ARRIS”) with Pace plc (“Pace”), (i) ARRIS International plc, a public limited company incorporated under the laws of England and Wales (the “Company”), acquired all of the outstanding shares of Pace by means of a court-sanctioned scheme of arrangement under English law (the “Scheme”); and (ii) pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), entered into on April 22, 2015, by and among ARRIS, the Company, Archie U.S. Holdings LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“ARRIS Holdings”), and Archie U.S. Merger LLC, a Delaware limited liability company and wholly-owned subsidiary of ARRIS Holdings (“Merger Sub”), Merger Sub merged with and into ARRIS, with ARRIS as the surviving corporation (the “Merger” and, together with the Scheme, the “Combination”). The Scheme became effective on January 4, 2016 following the delivery of a Court order sanctioning the Scheme to Companies House in the UK. The Merger became effective on January 4, 2016 following the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Combination, ARRIS became an indirect wholly-owned subsidiary of the Company and Pace became a direct wholly owned subsidiary of the Company. In the Combination, Participants in the Pace Sharesave Plan were offered the opportunity of releasing their original equity-based options for replacement equity-based options in the Company (a “Rollover”). Following the Rollover, the Pace Sharesave Plan rules will continue to apply to the replacement equity-based options in the same way as they applied to their original equity-based options, save that participants will be entitled to shares in the Company rather than shares in Pace on exercise of their options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the respective participants in the plans covered by this Registration Statement and as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference into this registration statement as of their respective dates of filing:

(1)	The Company’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on September 15, 2015 (File No. 333-205442);

(2)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015;

(3)	The Company’s Current Report on Form 8-K filed on January 4, 2016;

(4)	ARRIS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 27, 2015;

(5)	ARRIS’ Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015, filed on May 8, 2015, August 7, 2015, and November 6, 2015, respectively (File No. 000-31254);

(6)	ARRIS’ Current Reports on Form 8-K filed on February 18, 2015, April 22, 2015, April 29, 2015, May 15, 2015, June 19, 2015, July 10, 2015, July 29, 2015, September 8, 2015, September 18, 2015, October 16, 2015 and October 21, 2015 (File No. 001-31254); and

(7)	The description of the Company’s Ordinary Shares contained in the Company’s Registration Statement on Form S-4, as amended (File No. 333-205442), under the heading “Description of New ARRIS Shares,” including all other amendments and reports filed for the purpose of updating such description.

All documents filed subsequent to the date of this registration statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of common stock offered hereby have been sold or which deregisters any shares of such common stock then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subject to exceptions, English law does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company.

The exceptions allow a company to:

(i) purchase and maintain director and officer liability insurance (“D&O Insurance”) against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company. D&O Insurance generally covers costs incurred in defending allegations and compensatory damages that are awarded. However, D&O Insurance will generally not cover losses incurred in relation to criminal acts, intentional malfeasance or other forms of dishonesty, certain regulatory offenses or excluded matters such as environmental fines and clean-up costs. In relation to these matters, D&O Insurance generally only covers defense costs, subject to the obligation of the director or officer to repay the costs if an allegation of criminality, dishonesty or intentional malfeasance is subsequently admitted or found to be true;

(ii) provide a qualifying third party indemnity provision, or “QTPIP.” This permits a company to indemnify its directors and certain officers (and directors and certain officers of an associated company) in respect of proceedings brought by third parties (covering both legal costs and the amount of any adverse judgment, except for: the legal costs of an unsuccessful defense of criminal proceedings or civil proceedings including proceedings brought by the company itself or an associated company; fines imposed in criminal proceedings; the legal costs of an unsuccessful application for relief; and penalties imposed by regulatory bodies). The Company can therefore indemnify directors and certain officers against such third party actions as such class actions or actions following mergers and acquisitions or share issuances; and

(iii) provide a qualifying pension scheme indemnity provision, or “QPSIP”. This permits a company to indemnify its directors and certain officers (and certain officers of an associated company) in respect of proceedings in connection with the company’s activities as a corporate trustee of an occupational pension scheme (covering both legal costs and the amount of any adverse judgment, except for: the legal costs of an unsuccessful defense of criminal proceedings, including proceedings brought by the company itself or an associated company; fines imposed in criminal proceedings; and penalties imposed by regulatory bodies). The Company can therefore indemnify directors and certain officers in certain circumstances if the Company acts as a corporate trustee of an occupational pension scheme.

The Company’s articles of association include a provision which entitle every director to be indemnified by the Company to any extent permitted by law (including by funding any expenditure incurred or to be incurred by him or her) against any loss or liability incurred in their capacity as a director. Any funds provided to a director to meet any expenditure incurred by him in connection with defending himself or in an investigation of any negligence, default, breach of duty or breach of trust by him or otherwise, must be repaid if (a) the director is convicted in the criminal proceedings, (b) judgment is given against the director in civil proceedings, or (c) the court refuses to grant the director the relief sought.

The Company articles of association also provides the Company board of directors with authority to purchase and maintain insurance at the expense of the Company for the benefit of any person who is or was at any time a director of the company or any associated company.

In addition to the provisions of the Company’s articles of association, it is common to set out the terms of the QTPIP and any QPSIP in the form of a deed of indemnity between the company and the relevant director or officer which essentially indemnifies the director or officer against claims brought by third parties to the fullest extent permitted under English law.

The Company will be required to disclose in its annual directors’ report any QTPIP or QPSIP in force at any point during the relevant financial year or in force when the directors’ report is approved. A copy of the indemnity or, if it is not in writing, a memorandum setting out its terms must be open to inspection during the life of the indemnity and for a period of one year from the date of its termination or expiration. Any shareholder may inspect a directors’ indemnity without charge and is entitled to request, on payment of the prescribed fee, a copy of the provisions.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Suwanee, state of Georgia on the 4th day of January, 2016.

ARRIS INTERNATIONAL PLC

By:	/s/ Robert J. Stanzione

Name:	Robert J. Stanzione
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert J. Stanzione Robert J. Stanzione	President and Chief Executive Officer (Principal Executive Officer)	January 4, 2016

/s/ David B. Potts David B. Potts	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 4, 2016

/s/ Lawrence A. Margolis Lawrence A. Margolis	Executive Vice President (Authorized Representative in the United States)	January 4, 2016

* Alex B. Best	Director	January 4, 2016

* Harry L. Bosco	Director	January 4, 2016

* J. Timothy Bryan	Director	January 4, 2016

* James A. Chiddix	Director	January 4, 2016

* Andrew T. Heller	Director	January 4, 2016

* Doreen A. Toben	Director	January 4, 2016

* Debora J. Wilson	Director	January 4, 2016

* David A. Woodle	Director	January 4, 2016

* Dr. Jeong Kim	Director	January 4, 2016

*By	/s/ Patrick W. Macken
Patrick W. Macken Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Form of Articles of Association of ARRIS International plc (incorporated herein by reference to Annex D to the Registration Statement of ARRIS International plc on Form S-4 filed with the Commission on September 11, 2015)

4.2	Pace Sharesave Plan, as amended (incorporated herein by reference to the Current Report of ARRIS International plc on Form 8-K filed with the Commission on January 4, 2016 (File No. 333-205442))

5.1	Opinion of Herbert Smith Freehills LLP*

23.1	Consent of Herbert Smith Freehills LLP (included as part of Exhibit 5.1)

23.2	Consent of Ernst & Young concerning the financial statements of ARRIS Group, Inc.*

23.3	Consent of KPMG LLP concerning the financial statements of Pace plc*

24	Powers of Attorney*

*Filed herewith.